Exhibit 10.9(c)
SECOND AMENDMENT TO
EXECUTIVE EMPLOYMENT AGREEMENT

This Second Amendment (this “Amendment”) to the Executive Employment Agreement (the “Agreement”) by and between Reuven Spiegel (the “Executive”) and DELEK US HOLDINGS, INC. (the “Company”) which was effective as of August 1, 2020, as amended by that certain First Amendment to Executive Employment Agreement, dated as of March 1, 2023, is hereby entered into by the Company and the Executive to be effective March 1, 2025 (the “Amendment Date”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

WHEREAS, the Executive and the Company wish to enter into this Amendment in order to modify the terms of Executive’s service with the Company.

NOW, THEREFORE, in consideration of the foregoing, effective as of the Effective Date, the Agreement is hereby amended as follows:

1.Paragraph 1 is hereby deleted in its entirety and replaced with the following:

(a)    Term. The term of this Agreement (the “Term”) shall commence upon the Effective Date and expire on February 28, 2026 unless terminated earlier as provided for herein.

2.Paragraph 2 is hereby deleted in its entirety and replaced with the following:

2. Scope of Employment. During the Term, the Company shall employ Executive and Executive shall render services to the Company as its Executive Vice President, Special Projects and in such other capacities and positions as may be established by the Company from time to time. During the Term, Executive may also serve as Executive Vice President, Special Projects of any subsidiary of the Company. Executive shall devote Executive’s full business time and best efforts to the successful functioning of the Company’s business and shall faithfully and industriously perform all duties pertaining to Executive’s position, including such additional duties as may be assigned from time to time, to the best of Executive’s ability, experience and talent; provided, however, that Executive may engage in passive personal investments subject to the Company’s investment policies, Executive may pursue charitable or civic activities, participate in industry association and trade groups, and serve as an executor, trustee or in other similar fiduciary capacities; provided that any such activities do not interfere with the performance of his responsibilities and obligations pursuant to this Agreement as determined in the discretion of the Board and subject to Executive’s reporting of such activities to the Chief Executive Officer in the manner determined by the Company. In the event Executive desires to serve on the board of directors of any entity or otherwise serve in a fiduciary capacity with respect to any person, prior written approval of such service must be obtained from the Nominating and Corporate Governance Committee of the Company’s Board of Directors (the “Board”) and such service may continue in the discretion of the Company’s Nominating and Corporate Governance Committee. Executive shall be subject at all times during the Term hereof to the direction and control of the Chief Executive Officer in respect of the work to be done in his capacity as Executive Vice President, Special Projects.
3.Paragraph 10(h)(iii) is hereby deleted in its entirety and replaced with the following:

(iii)    “Good Reason” means (A) the Company materially breaches this Agreement (it being acknowledged that any failure to pay any significant compensation or benefits at the times due under this Agreement shall be deemed a material breach), (B) the Company significantly reduces the scope of Executive’s duties under Section 2; provided, however, that any change to Executive’s duties with respect to DKL will not constitute Good Reason, (C) the Company reduces Executive’s Base Compensation under Section 3 other than as part of a base compensation reduction plan generally applicable to other similar senior executive employees, or (D) the Company requires Executive to relocate to any location that increases his commuting distance by more than 50 miles.

4.Paragraph 16 is hereby deleted in its entirety and replaced with the following:

16. Prior Agreements / Amendments. This Agreement (a) represents the entire agreement between the parties in relation to the employment of Executive by the Company on, and subsequent to, the Effective Date and (b) revokes and supersedes all prior agreements pertaining to the subject matter herein, whether written and oral. In entering into this Agreement, Executive expressly acknowledges and agrees that Executive has received all sums and compensation that Executive has been owed, is owed or ever could be owed for services provided to the Company through the date that Executive signs this Agreement except for the payment of any unpaid base salary earned in the Company’s pay period that includes the Effective Date. Notwithstanding the foregoing, Executive and the Company agree that the Executive Employment Agreement by and between Executive and the Company, dated effective as of August 1, 2020, as amended by that certain First Amendment to Executive Employment Agreement, dated as of March 1, 2023, shall remain in effect until the Effective Date of this Agreement. Notwithstanding anything else herein, Executive acknowledges that any other agreements between Executive and the Company and any of its Affiliates that create obligations for Executive with respect to confidentiality, non-disclosure, non-competition or non-solicitation shall remain in full force and effect. This Agreement shall not be subject to modification or amendment by any oral representation, or any written statement by either party, except for a dated writing signed by Executive and the Company.
5.The Terms of Employment attached as Exhibit A to the Agreement is hereby deleted in its entirety and replaced with the Terms of Employment attached to this Amendment as Exhibit A.

6.Except as expressly modified by this Amendment, all terms, conditions and covenants in the Agreement shall remain in full force and effect.

[Remainder of Page Intentionally Blank; Signature Page Follows]

In witness whereof, the parties have executed this Agreement as of the date set forth above.

COMPANY: DELEK US HOLDINGS, INC. /s/ Jared Serff	EXECUTIVE: /s/ Reuven Spiegel
By: Jared Serff	Reuven Spiegel
Title: Executive Vice President, Human Resources

Reuven Spiegel
Terms of Employment,
Exhibit A to Executive Employment Agreement

Title:	EVP, Special Projects
Reports To:	Avigal Soreq, Chief Executive Officer
Term:
February 28, 2026; subsequent to which Executive and the Company shall enter into a one-year consulting agreement with annual base compensation of $400,000 on mutually agreeable terms to be negotiated at such time.

Base Salary:	$330,000 annually to be paid out (bi-weekly)
Annual Bonus:	Executive will be eligible for an annual bonus at target of 75% of your Base Salary beginning in 2021. The annual bonus percent may range from 0% to 200% based off of company performance.
Long-Term Incentive (Equity Plan):
Executive will be eligible for the company’s long-term incentive plan, which would consist of annual grants, which at target would be equal to $247,500 in time based Restricted Stock Units, vesting quarterly through 12/31/2025

Vacation:	5 weeks of accrued vacation Unused vacation balance from 2024 shall be paid out

Severance:	Executive shall be paid $300,000 in January 2025.

Covenants:	Customary non-compete, non-solicit and confidentiality as applicable

Location:	Brentwood, TN

Effective Date:	March 1, 2025